MARCH 10, 2015 / 02:30PM GMT, CASY - Q3 2015 Casey's General Stores Inc Earnings Call

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CASY - Q3 2015 Casey's General Stores Inc Earnings Call

EVENT DATE/TIME: MARCH 10, 2015 / 02:30PM GMT

CORPORATE PARTICIPANTS
Bill Walljasper Casey's General Stores Inc - CFO

CONFERENCE CALL PARTICIPANTS
Shane Higgins Deutsche Bank - Analyst
Irene Nattel RBC Capital Markets - Analyst
Ben Bienvenu Stephens Inc. - Analyst
Kelly Bania BMO Capital Markets - Analyst
Ben Brownlow Raymond James & Associates, Inc. - Analyst
Chuck Cerankosky Northcoast Research - Analyst
Anthony Lebiedzinski Sidoti & Company - Analyst
Damian Witkowski Gabelli & Company - Analyst
Keith Howlett Desjardins Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q3 2015 Casey's General Stores' earnings conference call. My name is Whitley, and I'll be your operator for today.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Mr. Bill Walljasper, Chief Financial Officer. Please proceed, sir.

Bill Walljasper - Casey's General Stores Inc - CFO

Good morning, and thank you for joining us to discuss Casey's results for the quarter ended January 31. I'm Bill Walljasper, Chief Financial Officer. Bob Myers, Chairman and Chief Executive Officer, is also here.

Before we begin, I'll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release, and the 2014 Annual Report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey's disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

We will take a few minutes to summarize the quarter, and then open it up for questions.

As most of you have seen, diluted earnings per share in the third quarter were $1.01 compared to $0.33 a year ago. Year-to-date diluted earnings per share were $3.57 compared to $2.73. The record third-quarter earnings is a result of strong fuel margin environment that most all fuel retailers experienced, and strong sales growth throughout our Business.

EBITDA in the third quarter was up 81% compared to a year ago. Year-to-date EBITDA was up 25.5%.

Before we go into each category to give more detail on what is driving our results, I'll remind everyone that we will release our February same-store sales results on Thursday, March 12.

During the third quarter, we experienced a declining wholesale fuel cost environment that contributed to a record fuel margin of $0.22 per gallon compared to $0.136 per gallon in the same period a year ago. The third-quarter margin also benefited from a $5-million increase in renewable fuel credits, commonly known as RENs, compared to the same period last year. During the quarter, we sold 14 million RENs for $8.4 million. This represented a $0.019 favorable impact to the fuel margin.

Currently, RENs are trading around $0.70. Last year in the fourth quarter, the average RENs sold were $0.47. Year to date, the fuel margin is $0.201 per gallon; well ahead of our annual goal.

Lower retail fuel prices and favorable weather comparisons from last year drove same-store gallons up 2.2% during the quarter. Total gallons sold in the quarter increased 8.6% to 446.8 million. The average retail price of fuel for the quarter was $2.36 a gallon, compared to $3.05 last year. Fuel gross profit for the quarter was up 76% to $98.4 million. Same-store gallons sold year to date were up 2.5%, with total gallons sold for the year up nearly 9% to 1.4 billion.

In the grocery and other merchandise category, same-store sales were above our annual goal, increasing 7.7% in the quarter. Total sales during this period rose 13.1% to $412.7 million. We experienced double-digit sales growth in nearly every area of this category, including cigarettes. We were especially pleased with the growth in packaged beverages, as we expand the number of stores with increased cooler capacity throughout our store base.

Overall, we are pleased with the gains in this category. For the quarter, gross profit dollars rose 13.4% to $128.6 million. And year-to-date same-store sales were up 7.3%, with an average margin of 32%.

Prepared food and fountain category continued its strong performance. Total sales were up 20.3% to $190.4 million for the quarter.

Same-store sales in the quarter were up 14.1%, with an average margin of 58.7%, down 210 basis points from the same period a year ago. The margin was down primarily due to an increase in stales, and higher supply costs on certain items, offset by slightly lower cheese costs. The average cost of cheese this quarter was $2.05 per pound, compared to $2.17 a year ago. The Company recently took advantage of declining cheese costs, and locked in our cost of cheese at $1.89 per pound through December of 2015.

Even though the margin was down in the quarter, we were able to increase gross profit dollars 16.1% to $111.7 million. Year-to-date same-store sales were up 12%, with an average margin of 59.3%. The increase in sales in both the quarter and year to date were driven by an increase in the number of stores, and a continued benefit of our operational initiatives mentioned in the press release.

At the nine-month mark, operating expenses were up 12.5%. For the quarter, operating expenses increased 11.2% to $238.8 million. The majority of this increase was due to a rise in wages, primarily related to operating 86 more stores this quarter compared to the same period a year ago, and an increase in the rollout of the operational initiatives described in the press release.

On the income statement, total revenue in the quarter was down 6.6% to $1.7 billion. This is due to a 22.5% decrease in the retail price of fuel, offset by an increase in the number of stores in operation this quarter compared to the same period a year ago, and the addition of more stores with one or more of our operational initiatives. Year to date, total revenue was up 3.3%, primarily due to sales increases in the categories mentioned previously, offset, again, by a lower retail fuel price.

The effective tax rate in the quarter was up 210 basis points, primarily due to higher book income from a year ago in the same period, without similar increases in permanent tax differences.

Our balance sheet continues to be strong. As of January 31, cash and cash equivalents were $43.6 million. Long-term debt, net of current maturities, was $845.8 million, while shareholder equity rose to $839.1 million, up $135.8 million from the fiscal year end. We generated $239.9 million in cash flow from operations.

At the nine-month mark, capital expenditures were $329.2 million, compared to $269.1 million a year ago in the same period. At the beginning of the year, our capital expenditure projection was between $360 million and $410 million, and we expect the year to finish in that range.

This quarter, we opened 12 new store constructions, and completed three acquisitions. For the year, we have acquired 32 stores, and completed 33 new store constructions. We are on pace to complete a total of 40 to 45 new store constructions by the end of the fiscal year. Year to date, we have replaced 25 stores. We currently have 26 new stores under construction, and 11 replacement stores under construction.

In addition to this, we have an additional 40 new sites under contract. Our store count at the end of the fiscal quarter was 1,869 corporate stores.

In addition to the unit growth, year to date we have converted 110 more locations to a 24-hour format, added 12 additional stores to the pizza delivery program, and completed 17 major remodels. The combination of these initiatives accounts for approximately 35% of the same-store sales increase, as reported previously.

Lastly, the second distribution center in Terre Haute, Indiana, is on schedule, with an opening date in early calendar-year 2016. The estimated full build-out cost will be $50 million.

This completes our review of the quarter. As I mentioned previously, we will release February same-store sales on Thursday, March 12. We'll now go ahead and take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Karen Short with Deutsche Bank.

Shane Higgins - Deutsche Bank - Analyst

Yes, good morning, it's actually Shane Higgins on for Karen, guys. Thanks for taking the questions. Just wanted to ask you guys a question about the federal excise tax on tobacco. Is that something that you think is likely or is that something that might be imminent?

Bill Walljasper - Casey's General Stores Inc - CFO

Well, it's hard for us to really give clear guidance on. We have had a federal excise tax in our time here, and certainly there is discussion on a federal excise tax, so for us to say it's imminent or not would be somewhat speculative, but that certainly is something we're keeping our eyes on.

Shane Higgins - Deutsche Bank - Analyst

And could you just remind us like what percent of your store base is located in the fair trade states that would be most impacted, I think, by that?

Bill Walljasper - Casey's General Stores Inc - CFO

Well, the states that -- when you look at fair trade states and non-fair trade states, the states of Illinois and Missouri are the ones that are non-fair trade states.

Shane Higgins - Deutsche Bank - Analyst

Okay.

Bill Walljasper - Casey's General Stores Inc - CFO

Are big movers.

Shane Higgins - Deutsche Bank - Analyst

And the rest of them are in fair trade states?

Bill Walljasper - Casey's General Stores Inc - CFO

Well, the majority of the rest of the states would be in fair trade states.

Shane Higgins - Deutsche Bank - Analyst

Got it, got it. Thanks. And then just switching gears real quick, you guys had a nice quarter on the operating expense side. Can you just go through some of the initiatives that's driving that? I know you mentioned that wages have been going up, but just talk about maybe some of the what you guys have been doing to manage those expenses?

Bill Walljasper - Casey's General Stores Inc - CFO

We're always, obviously, cognizant of managing expenses, and so when you look at the operating expenses in the quarter -- and you'll probably see more of this as you head into the fourth quarter -- but the retail fuel price certainly is driving some of those downward. So when you look at credit card fees for the quarter they were basically flat Q3 over Q3.

Fuel expense that we utilized in our operation was actually down. And then utilities was also kind of more of a flattish number, as well. So some of those things are driven by the lower retail fuel price, but, again, we are very cognizant of trying to manage our wages. We have budgeted hours at every store and certainly manage to that.

Shane Higgins - Deutsche Bank - Analyst

Are you guys seeing any wage pressures that have cropped up in recent months, or what's your outlook for the next several months?

Bill Walljasper - Casey's General Stores Inc - CFO

The only wage pressure -- there's been a couple states that have had minimum wage increases. In most all those cases we are already paying above minimum wage, so they are really not affected in our business, but typically, at least in my time, Shane, when we had minimum wage increases those are typically pass-throughs, through the business. So to the extent that we see further minimum wage pressure, either state or federal, you will see those as typically a pass-through.

Shane Higgins - Deutsche Bank - Analyst

Okay. Is there any benefit from -- and you guys completed the expansion of the DC in Ankeny -- any expense benefits over the next couple quarters from that?

Bill Walljasper - Casey's General Stores Inc - CFO

We're certainly going to keep our eye on that. It's very recent, though. We just got that up and operational here in the last few months, so it's probably too early to tell at this point.

Shane Higgins - Deutsche Bank - Analyst

Okay. Great. Thanks so much.

Bill Walljasper - Casey's General Stores Inc - CFO

Thank you.

Operator

Irene Nattel with RBC Capital Markets.

Irene Nattel - RBC Capital Markets - Analyst

Thanks, and good morning. Just looking at the prepared food margins, you mentioned that there was a higher stales in the quarter. Just wondering what was going on there?

Bill Walljasper - Casey's General Stores Inc - CFO

Great question. I'm glad you asked the question. And so for us, Irene, our business, we always manage to gross profit dollars.

So we don't get too worked up on a same-store sales movement or a margin movement as long as the gross profit dollars are coming in where we think it should come in. And so what you're seeing in this quarter and probably even in the last several quarters is we're certainly placing a greater focus on making sure we have the right products out in the warmers at the right time of the day to match the consumer demand.

So that's part of the reason why you saw sales up over 20% in the third quarter. That's the highest it's been in the last three years. And then gross profit, obviously, up over 16%, again, one of the highest levels we've had in the last two to three years.

And so to specifically answer your question on the 210-basis-point drop, you look at stales, obviously, when you're doing that you're going to throw some product away because our products, since they are made fresh, have a shelf life of roughly about an hour in the warmer. So you are going to discard product to meet that demand, and so that's what we are seeing.

The majority of that 210-basis-point drop was due to an increase in stales. We did have some increases year-over-year with respect to some of the toppings of pizza, primarily the meat. Coffee was up about 46% Q3 over Q3, however, that has now since subsequently come down and we should be seeing a tailwind in the coffee here for the next several quarters.

We also had some supply cost increases. The biggest supply cost was in our cups. We switched over to a new cup, one that was a little more expensive. And so you roll all of that up and that would be the answer to the 210-basis-point drop.

The other thing I want to point out is, I mentioned the cheese cost was $2.05 relative to $2.17, and so I think there might have been an indication, or maybe an assumption that the cheese cost would be a much greater differential. We did have very high cheese costs early in the third quarter, and the cheese costs did not come down until the tail end of the quarter. You should start to see some of that benefit as we locked in at $1.89.

I'll remind everyone last year in the fourth quarter our average cheese cost was $2.58. So definitely we are going to see a tailwind in the third quarter with respect to that, as well as the coffee.

The last thing on the margin with respect to cheese costs would be, there is a tail factor with respect to the cost of cheese. So when the cheese cost comes down or goes up, you typically won't see that probably for three or four weeks that product getting onto a pizza into the store due to inventory we have at the store and in the warehouse. Hopefully, that explains the downward movement in the margin.

Irene Nattel - RBC Capital Markets - Analyst

Absolutely. That's very helpful. And can you just please remind us, Bill, what the EPS sensitivity is on the cheese costs?

Bill Walljasper - Casey's General Stores Inc - CFO

Well, I can tell you what the margin is. Every $0.10 per pound swing is about 35 to 40 basis points to the overall prepared food margin.

Irene Nattel - RBC Capital Markets - Analyst

So, clearly, very strong tailwind in Q4? But just coming back to the higher stales, as you look at -- as you do your analysis of which parts of the day or which products you're seeing the highest stales, do you think that's something that you can sort of grind down a little bit as you go through the next few quarters, or is that something that we should expect to be sort of a phenomenon going forward?

Bill Walljasper - Casey's General Stores Inc - CFO

Well, we did create a new position, roughly starting this year, a food service manager position that places more focus in the prepared food area. So, again, their task is to optimize the prepared food category, and for us optimizing means gross profit dollars.

So we are always cognizant of the stale factor because we're certainly cognizant that it does impact the margin, but to say whether that will come down or not might be a little more difficult at this point. But it's something that we are very focused on, obviously, evident by creating the position that focuses on that area.

Irene Nattel - RBC Capital Markets - Analyst

That's very helpful. Thank you, Bill. And just one final question. In the press release, you did call out on the cigarette side a shift up to premium.

That's something you did mention on the last call. As, with the gas prices meaningfully lower, how are you seeing that play out inside the store, just in terms of consumer purchasing patterns?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes, definitely, we have seen over the last quarter to two quarters a shift to more premium brand of cigarettes. We believe it's a function of more discretionary income in our consumer's pocket, in a sense, maybe trading up into a premium brand. Most of those brands are typically a little bit lower margin, but a higher penny profit, so that's also coming into part of the reason why you see the flattish margin in grocery and general merchandise.

We have seen, obviously, in the last probably quarter to two quarters a nice uptick in same-store customer count. It's a function of several things, one of the primary function would be the lower retail fuel price driving customers, but also back in late January and February we did see a very high Powerball jackpot. You might recall that.

Any time we see that type of environment we do see an increased foot traffic in our stores. But definitely the lower retail fuel price is helping customer traffic.

Irene Nattel - RBC Capital Markets - Analyst

That's great. Thank you.

Operator

John Lawrence with Stephens Inc.

Ben Bienvenu - Stephens Inc. - Analyst

Thanks, good morning. It's actually Ben Bienvenu on for John.

Bill Walljasper - Casey's General Stores Inc - CFO

Hi, Ben.

Ben Bienvenu - Stephens Inc. - Analyst

Hey. So just finishing the thought on the prepared food and fountain margin, in light of the increased stales, how are you thinking about your full-year guidance of the 60% range? Is that still achievable, or what should we expect there?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes, I think there is certainly (inaudible) coming, we're, obviously, a little bit lower than that with only one quarter left, but given the tailwind that I just mentioned, I think there's certainly a very reasonable shot at being very close to achieving that or maybe even getting above that.

Ben Bienvenu - Stephens Inc. - Analyst

Okay. Shifting gears a little bit towards the distribution center, it's a February 16 event, when we look at that, obviously, there should be some cost savings there. But as it relates to the acquisition strategy, is that a jumping off point or a launch pad for potentially increased acquisitions as you move into a different marketplace, or is it simply a cost reduction for acquisitions you may be making in that marketplace?

Bill Walljasper - Casey's General Stores Inc - CFO

That's a good question, Ben. We see it really as a potential for both. We think there's opportunity once the facility gets up and operational to have some efficiencies generated from that.

Secondly, though, to answer your question, we do believe that it does open a different area of geography for us to look at not only at new store construction but acquisitions. We have recently added staff to our store development area and are looking to add even more staff in that regard. And so, certainly, we are very focused on that and we believe there will be some opportunities from that.

Ben Bienvenu - Stephens Inc. - Analyst

Okay. Great. Lastly, just a housekeeping item on the cheese hedge, is that 100% of your cheese input costs that are hedged, or is there any floating component, as well?

Bill Walljasper - Casey's General Stores Inc - CFO

I'll clarify. It's really not a hedge per se. It's a forward buy, so we don't have any hedge accounting in that regard. But to answer your question, yes, it would be, our cheese costs completely locked in through December of 2015.

Ben Bienvenu - Stephens Inc. - Analyst

Okay. Thanks. Best of luck.

Operator

Kelly Bania with BMO Capital.

Kelly Bania - BMO Capital Markets - Analyst

Hi, good morning, thanks for taking my question. Just wondering if I could follow up on the operating expenses? You called out the store level operating expenses, the ex-initiative stores running up, I guess, to two to three, a big improvement from the kind of four to five trend that it had been. So is that all due to the lower fuel, credit card, utilities that you mentioned, or was there any change in how some of the initiatives or store labor is impacting that run rate that we should think about going forward?

Bill Walljasper - Casey's General Stores Inc - CFO

Really, it's a combination of all those things you just mentioned, Kelly. Certainly, on the unchanged store base, we see a decrease in the credit card utilization, as well fuel expense as a Company as a whole. But really the credit card utilization is the one that's running through that one, but in addition to that we are becoming much more efficient with respect to managing the different initiatives, the 24 hours, the major remodels, and the pizza delivery.

We also mentioned in the last conference call, we did scale back some of the pizza delivery in some stores, as well as modifying some of the hours. We believe that we are starting to see some benefits from that on the operating expense side of it.

It's a little too early to give any type of real information on that, but probably look for us to make some comments on that at the next conference call. It is something that we are being very cognizant and mindful of.

Kelly Bania - BMO Capital Markets - Analyst

Okay. That's helpful. And then, I guess, just on pizza delivery, how do you feel about the potential for that -- for more stores, is it just a more refined analysis on where that can go? Or is that kind of reaching capacity in where that makes sense to add it to the existing store base?

Bill Walljasper - Casey's General Stores Inc - CFO

No. It has not reached capacity by any stretch. To give you a little bit of thought process on the pizza delivery area, right now we have roughly about 330 to 340 or so stores that are delivering pizza. We've only added 12 this fiscal year, and right now that will be the only ones that we will add for the remaining part of this fiscal year.

Coming into the fiscal year, the thought process was about 80 or so stores to add pizza delivery. We are actually deferring those until the beginning, or shortly after the beginning of the next fiscal year.

The reason for that is we are in the process of rolling out online ordering. We have that now in stores here in the metro area, the Des Moines metro area.

We like what we see, if we continue to like what we see, we plan on expanding that next fiscal year. So we'd like to get that up and operational before we start rolling out the pizza delivery anymore. However, to answer your question, we think there's tremendous opportunity in pizza delivery, so you will see more stores coming online next fiscal year.

Kelly Bania - BMO Capital Markets - Analyst

Great. And in terms of online ordering, is the app now available, or is that just Web-based at this point?

Bill Walljasper - Casey's General Stores Inc - CFO

It would be both. Just in the stores that I mentioned here in the Des Moines metro area, so when we roll this out to the remaining parts of our store base, it will be an app, as well as a Web-based.

Kelly Bania - BMO Capital Markets - Analyst

Got it. And then, if I could just ask one more about the cooler capacity, how many stores now have that expanded cooler capacity? And how many more over time could accommodate that?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes, so when we talk about cooler capacity, we're talking about any store that we actually touch from a construction standpoint, so all new stores, all replacements, and major remodels will get the expanded cooler capacity. So when you take a step back and look at that, we have about 235 major remodels that we have completed, and so all of those would have the expanded cooler capacity.

And then the new stores, over the last three to four fiscal years, would have that. So you roll that up, we're only talking probably in about the 500 to 600 locations that have the expanded cooler capacity.

So we will continue to get greater penetration, especially when you start looking at the potential of accelerating any type of major remodels. That's one of the areas that we're looking at. The major remodels now are our double-digit ROI and certainly looking to enhance that program.

Kelly Bania - BMO Capital Markets - Analyst

Great. Thank you.

Bill Walljasper - Casey's General Stores Inc - CFO

You bet, Kelly.

Operator

Ben Brownlow with Raymond James.

Ben Brownlow - Raymond James & Associates, Inc. - Analyst

Hi, good morning. You commented on the new DC and adding to the real estate development team. Are there any significant items we should expect running through the OpEx as that facility is built? Obviously, most of it will be capitalized, but just trying to get a sense of the OpEx items there?

Bill Walljasper - Casey's General Stores Inc - CFO

No. I wouldn't look for any type of significant operating expense items there that would be meaningful.

Ben Brownlow - Raymond James & Associates, Inc. - Analyst

Okay. Great. And then, on the outlook for this year, it sounds like you're going to be towards the low end of the new store build, or store additions for this year, kind of in the mid-70s. Is there any possibility that you have additional acquisitions you're working on, or just an update on the acquisition environment?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes, acquisition environment, we continue to get a lot of opportunities to take a look at. We do have 10 acquisitions under contract in addition to the ones we mentioned in the press release. We also have, like I mentioned, the 40 new sites under contract with respect to new store construction. So we have a lot going on there. We're looking at a lot.

We're certainly very aware of the higher fuel margin environment that most of the nation has experienced over the last three to four months, and so we are not going necessarily go out and purchase something on maybe a non-sustainable gas margin. Right now the multiples still are in that five to seven times, but we still think there's a lot of opportunities. And as I mentioned, or alluded to earlier, once the second distribution center gets up and operational it will open up different and expanded geographies.

Ben Brownlow - Raymond James & Associates, Inc. - Analyst

Great. And just last one for me, the Affordable Care Act and that impact on 2015 OpEx. Is that tracking as you expected so far this year, calendar year?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes. So far it is. Yes.

Ben Brownlow - Raymond James & Associates, Inc. - Analyst

Great. Thanks, guys.

Bill Walljasper - Casey's General Stores Inc - CFO

Thank you.

Operator

Chuck Cerankosky with Northcoast Research.

Chuck Cerankosky - Northcoast Research - Analyst

Good morning, Bill.

Bill Walljasper - Casey's General Stores Inc - CFO

Hi, Chuck.

Chuck Cerankosky - Northcoast Research - Analyst

If you could talk a little bit about the pricing of fuel right now, we're seeing some bounce off the bottoms. It's our observation that it looks like there is a quick move upward on any negative news in fuel and how that's affecting the dynamics of the fuel margin in your business?

Bill Walljasper - Casey's General Stores Inc - CFO

Well, certainly, we've had a nice run over the last three to four months with the wholesale costs declining, and, obviously, it has benefited our fuel margin because the retailers in our market area were certainly slow to respond to that and, obviously, expanded the margin. I would say here recently, and you probably alluded to that, is that we have seen an uptick in the wholesale fuel cost of fuel and we have recently seen a corresponding movement in the retail prices.

So now to sustain a $0.20-plus gas margin, if wholesale costs continue to rise, that might be a little more challenging. So we'll have a little more information on the fuel margin for February here in a few days.

Chuck Cerankosky - Northcoast Research - Analyst

All right. Going back to the stales challenge with the increased number of products and depth in the warmers, do you have the data to watch by store and day part to determine how much is too much and where you should be increasing?

Bill Walljasper - Casey's General Stores Inc - CFO

Absolutely, yes. We have the ability to drill down on an hour-by-hour, realtime basis if we choose to. So we definitely have the data, and we have production planners, they get tweaked on a very regular basis on a store-by-store basis to match the consumer demand in that particular location, so we are very cognizant.

And I will say this too, the increased stale factor we do not see has a negative. We see that as a positive. We are giving the product out in the warmers and selling that product, and, again, the focus is on gross profit dollars.

Chuck Cerankosky - Northcoast Research - Analyst

All right. Thanks a lot.

Bill Walljasper - Casey's General Stores Inc - CFO

Thanks, Chuck.

Operator

Anthony Lebiedzinski with Sidoti & Company.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Good morning. Can you just remind us, please, as to how many 24-hour locations you guys have right now, and what is your outlook longer term with that initiative?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes. Currently right now, Anthony, we have about 825 stores that are 24 hours. So far this year, we've done 110, as I mentioned, looking currently at another batch of 24 hours. We still think there is quite a bit more opportunity in the 24-hour.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. And as far as the new stores that your opening, are they generally going to be mostly operating on a 24-hour basis?

Bill Walljasper - Casey's General Stores Inc - CFO

It's a site-by-site decision the store operations will make. I can tell you over the last several years about two-thirds of the stores we have opened up as 24-hour locations.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. And then, also, can you give us an update as to how your stores are performing in some of your newer states like Kentucky, Arkansas, Tennessee, for example?

Bill Walljasper - Casey's General Stores Inc - CFO

Absolutely. I'm glad you asked the question because we have, over the last several months, and granted it's a short period of time, but we have definitely have seen a marked improvement in our brand recognition in the newer states. Arkansas, obviously, would be the biggest state there as far as the new states, the number of stores.

But we are seeing same-store sales in the stores in Arkansas in the very high-teens across all categories. So we are definitely seeing an upward movement relative to the rest of the change in those [different] areas.

So we're encouraged by that. We anticipated that coming into new states.

It's something we typically experience, that your brand's not quite as well known. It does take a little bit longer time to get that out there, and we have been very pleased over the last several months.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. Thanks for that color. And also, can you just remind us if you have locked in the coffee prices, or is that only for cheese that you locked in forward buy?

Bill Walljasper - Casey's General Stores Inc - CFO

We have bought coffee out through July.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Okay. Got it. Okay. Well, thank you very much.

Bill Walljasper - Casey's General Stores Inc - CFO

Thanks, Anthony.

Operator

(Operator Instructions)

Damian Witkowski with Gabelli & Company.

Damian Witkowski - Gabelli & Company - Analyst

Hi, Bill, congrats on a nice quarter. Just wanted to follow up on credit card fees. You said, I think, they were flattish in the quarter, and just help me understand, so, I think, on average fuel prices were down about 22% for the quarter. And then your fuel gallons increased by about 8.5% or so. So is it just higher utilization, or -- I would have expected actually credit card fees to be down based on that formula?

Bill Walljasper - Casey's General Stores Inc - CFO

No, a great question. And your math is correct there. No. For us, in the quarter, utilization of credit cards actually increased about 14.5%. And so I think that might answer your question there.

Damian Witkowski - Gabelli & Company - Analyst

So what is it now? Do you disclose that number?

Bill Walljasper - Casey's General Stores Inc - CFO

You want to know what credit card fees are?

Damian Witkowski - Gabelli & Company - Analyst

Meaning what percentage of your transactions is done on a credit or a debit card?

Bill Walljasper - Casey's General Stores Inc - CFO

Yes. Right now about 61% of the sales that you saw in the third quarter are ran through some form of a card.

Damian Witkowski - Gabelli & Company - Analyst

Okay.

Bill Walljasper - Casey's General Stores Inc - CFO

That actually is down from about 63% in the corresponding quarters.

Damian Witkowski - Gabelli & Company - Analyst

For the -- sorry, go ahead.

Bill Walljasper - Casey's General Stores Inc - CFO

It is down a little bit, but not necessarily meaningful. The utilization just didn't track down where people continue to use the credit cards, and it is probably a function of the same-store gallons, people utilizing getting out and about, more discretionary driving.

Damian Witkowski - Gabelli & Company - Analyst

Okay. And why would -- the consumer is in better shape, obviously, with lower fuel prices at the pump, so why do you think they are using credit card more often? Is it for points or --

Bill Walljasper - Casey's General Stores Inc - CFO

Well, no. I don't know about the points, that could very well be. But I think it's from a perspective that once you get accustomed to using the credit card, it's not an automatic switch when the retails get to a certain level if they switch over to cash. So they tend to switch over there.

And a lot of it has to do with convenience with pay-at-the-pump, that's prevalent everywhere. So I don't necessarily think that the lower retail would sway everybody over to a cash position.

Damian Witkowski - Gabelli & Company - Analyst

Okay.

Bill Walljasper - Casey's General Stores Inc - CFO

I think it does (inaudible) to customer traffic, however.

Damian Witkowski - Gabelli & Company - Analyst

And then lastly, I'm not sure if I saw this right, but I could have swore where Tim Cook presented yesterday with the new Apple watch. I could have sworn that I saw Casey's in one of the slides as one of the merchants that accepts Apple Pay. Did I see that right?

Bill Walljasper - Casey's General Stores Inc - CFO

That I don't know. I can't answer that one.

Damian Witkowski - Gabelli & Company - Analyst

But do you accept Apple Pay at your stores?

Bill Walljasper - Casey's General Stores Inc - CFO

No, we do not. I'm not aware that we do right now. That's some of those different types of technology initiatives.

Damian Witkowski - Gabelli & Company - Analyst

And I was curious, if you did, how much is it an incremental investment? And then you have the point-of-sales equipment? But it doesn't sound like you are currently. Okay. Congrats, again. Thank you.

Bill Walljasper - Casey's General Stores Inc - CFO

Thanks, Damian.

Operator

Keith Howlett with Desjardins Securities.

Keith Howlett - Desjardins Securities - Analyst

Yes, I was wondering if you had any of your stores in the same trade area or direct competition with a Walmart Express store? And whether that's any different than any other competitor from how your stores perform?

Bill Walljasper - Casey's General Stores Inc - CFO

We have a handful. Obviously, the Express format that you mentioned from Walmart, they only have one, or a very few of those locations. We do have several stores that I would say are in proximity. We don't necessarily notice any notable difference in those stores relative to that market area.

Keith Howlett - Desjardins Securities - Analyst

And then, I just had a question on, are you able to measure whether the number of people who fill up and then go into the store, does it pick up as people have more discretionary income or not?

Bill Walljasper - Casey's General Stores Inc - CFO

Well, unfortunately, we don't have the ability to do that. I'm not sure anybody in our business would. The reason, because that would be, it's very common for somebody to come in and clear a transaction at the pump with a credit card, come into the store and purchase something with cash.

And we don't have a way to tie the two together. Now I can tell you this, however, our basket ring inside the store has increased this quarter relative sequentially to prior quarters. And so I think that's a function of the lower retail price with more discretionary income. So we have seen that uptick.

Keith Howlett - Desjardins Securities - Analyst

Thanks very much.

Bill Walljasper - Casey's General Stores Inc - CFO

Thank you.

Operator

There are no further questions in queue. I'll now turn the call back over to Mr. Walljasper for closing remarks.

Bill Walljasper - Casey's General Stores Inc - CFO

Well, I'd like to thank everyone for joining us this morning. Just as another reminder, we will release same-store sales this Thursday on the 12th. Everybody, have a great week. Thank you.

Operator

Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.

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